EXHIBIT 5

                               SOLOMON WARD SEIDENWURM & SMITH, LLP LETTERHEAD

April 5, 1999


BOATRACS, Inc.
10675 Sorrento Valley Road, Suite 200
San Diego, CA  92121

Re:......Pre-Effective Amendment No. 3 to Registration Statement on Form SB-2

Gentlemen:

We are delivering this opinion and consent to you in connection with the registration under the Securities Act of 1933, as amended, of 9,900,070 shares of common stock, no par value (the "Shares"), of BOATRACS, Inc. (the "Company") held be certain shareholders of the Company, pursuant to Pre-Effective Amendment No. 3 to Registration Statement on Form SB-2 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares are duly authorized, validly issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to this firm as set forth under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,

SOLOMON WARD SEIDENWURM & SMITH, LLP


By:                  /s/ Norman L. Smith
Norman L. Smith
San Diego, California